Exhibit 15.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Signet Group plc:

We have audited the accompanying consolidated balance sheets of Signet Group plc and subsidiaries (“Company”) as of 3 February 2007 and 28 January 2006 and the related consolidated income statements, consolidated statements of recognized income and expense, and consolidated cash flow statements for the 53 week period ended 3 February 2007 and each of the 52 week periods ended 28 January 2006 and 29 January 2005. These consolidated financial statements are the responsibility of the Signet Group plc’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Signet Group plc as of 3 February 2007 and 28 January 2006, and the results of its operations and its cash flows for the 53 week period ended 3 February 2007 and each of the 52 week periods ended 28 January 2006 and 29 January 2005, in conformity with International Financial Reporting Standards (“IFRS”) as adopted by the European Union.

As referred to in note 1(p) to the consolidated financial statements, Signet Group plc changed its method of accounting for certain financial instruments with effect from 30 January 2005, upon the adoption of International Standards 32 and 39.

IFRS as adopted by the European Union vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in the note 31 to the consolidated financial statements.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Signet Group plc’s internal control over financial reporting as of 3 February 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated 18 April 2007 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting,

/s/ KPMG Audit Plc

KPMG Audit Plc

Chartered Accountants

8 Salisbury Square

London, United Kingdom

EC4Y 8BB

18 April 2007